Exhibit 99.1

FOR IMMEDIATE RELEASE

July 12, 2022	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS THIRD FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales* for its third quarter ended June 28, 2022 increased 1.6% for its Good Times brand from the same prior year quarter and increased 5.3% for its Bad Daddy’s brand from the same prior year quarter. Average weekly sales during the 2022 third quarter among restaurants open for at least 18 months were $30,411 for the Company’s Good Times restaurants and $52,745 for the Company’s Bad Daddy’s restaurants.

Ryan Zink, Chief Executive Officer, said “It is exciting to report positive comparable sales at both concepts, which we believe demonstrates the strength of our brands. During the quarter we completed the installation of new digital menu boards at one third of our company-owned Good Times and expect to complete the remainder of our restaurants by early October. Additionally, we are well into the process of permitting and construction of new signage at Good Times and expect installation at between six and eight restaurants by the end of the fiscal year and installation at all company-owned restaurants by the end of fiscal 2023. We also continue to refine and innovate our mobile app, providing a convenient platform for our Good Times guests. These improvements are key to our commitment to modernize and revitalize our iconic Colorado brand.”

Zink continued, “Our managers and team members of both brands continue to endure supply and labor challenges facing our industry. I find it inspiring that they show up every day ready to impress our guests with their commitment to great food and warm hospitality. Positive sales and a stellar work environment are the direct result of the dedication of our leaders and teams throughout the Company.”

*Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. owns and operates and franchises a regional quick-service drive-thru restaurant chain consisting of 31 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440